MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is entered into as of March 31, 2026 (the “Effective Date”), by and between Lohman & Associates, Inc., a California corporation (“L&A”), and Skye Bioscience, Inc. a Nevada corporation (“Client”).

WHEREAS, L&A provides accounting, business strategy and consulting, fractional chief financial officer services, and human resources consulting services;

WHEREAS, Client requires one or more of such services in connection with Client’s business; and

WHEREAS, Client wishes to engage, and L&A desires to accept an engagement pursuant to this Agreement as more specifically set forth in any Statement of Work (“SOW”) to perform the services set forth therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. SERVICES

1.1.Services Generally. L&A shall perform for Client the services specified in one or more SOWs issued under this Agreement and signed by both parties (the “Services”), each of which will incorporate all of the terms and conditions of this Agreement by reference as though fully set forth therein. In the event of a conflict between any term of this Agreement and the terms of any SOW, the terms of the SOW shall prevail. Client expressly acknowledges and agrees that L&A is retained to analyze and provide advice and recommendations regarding the Services, and that L&A does not guarantee or warrant any specific results or outcome of any of the Services. L&A does not provide, and in no event shall the Services include tax advice or the review or audit of any financial statements.

1.2.Change Orders. Changes to the scope of the Services shall be made only in writing executed by authorized representatives of both parties. L&A shall have no obligation to commence work in connection with any change until the fee and/or schedule impact of the change, if any, is agreed upon by the parties in writing. Notwithstanding the foregoing, if L&A performs work that is either requested or accepted by Client but is not covered by any applicable SOW or that exceeds the scope of Services defined in the applicable SOW, such work shall be deemed Services provided pursuant to this Agreement for which Client shall compensate L&A pursuant to Section 2.1, below.
1.3.Third-Party Products. If any SOW requires the provision of third-party products, including but not limited to QuickBooks Online® or similar products, L&A shall provide such third-party products subject to the terms and conditions set forth on an attachment to the applicable SOW. Nothing herein is intended to require Client to purchase any third-party products through L&A. L&A may invoice, collect, and receive from Client all sums that would be due in respect of such third-party products, including taxes and shipping charges, as applicable.

1.4.Non-Exclusivity. Client acknowledges that L&A may be performing similar services for businesses other than Client. This Agreement does not prohibit L&A from performing such services.

2.FEES; EXPENSES

2.1.Time and Materials. In the event that an applicable SOW shall provide for payment on a time and materials basis, Client shall pay the amounts payable to L&A thereunder within ten (10) days of receipt of invoices submitted by L&A.

2.2.Monthly Retainer. In the event that an applicable SOW shall provide for a monthly retainer, Client shall pay such retainer on the schedule and according to the terms set forth in such SOW.

2.3.Fixed Fee. In the event that an applicable SOW shall provide for a fixed fee, Client shall pay the fixed fee as set forth in such SOW; provided that, L&A’s obligation to commence Services thereunder shall be contingent upon the payment of any initial fixed fee payment set forth in the applicable SOW.

2.4.Late Payments; Disputed Invoices. Any amount remaining unpaid for more than thirty (30) days from its due date shall accrue interest at a rate of the lesser of one and one-half (1.5%) percent per month or the highest rate allowed by law. In the event of any good-faith dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any amounts owed to L&A shall be paid with interest at the rate set forth above accruing from the date such amounts were originally due.

2.5.Reimbursement of Expenses.

(a)Unless provided otherwise in an applicable SOW, the Client shall reimburse L&A for all reasonable expenses incurred by L&A in the performance of the Services, including, but not limited to, travel and lodging expenses, communications charges and computer time and supplies.
(b)Without limiting the foregoing, the Client shall reimburse L&A for its technology and administrative expenses in connection with the Services in an amount equal to five (5%) percent of billings per month.

3.INTELLECTUAL PROPERTY

Client shall, subject to the terms hereof, have all right, title, and interest in the work product set forth in the “Deliverables” section of any applicable SOW (any, a “Deliverable”). Notwithstanding the foregoing, in the course of performance hereunder, L&A may use products, materials, tools and methodologies that are proprietary to L&A or to third parties (collectively,

“Proprietary Items”) and, as between Client and L&A, Proprietary Items will be deemed Confidential Information of L&A for purposes of Section 8, below. Client shall neither have nor obtain any rights in such Proprietary Items (or in any modifications or enhancements to them) other than (a) to the extent the Proprietary Items are incorporated into a Deliverable, to use them as part of the Deliverable for the purposes set forth in such SOW only, or (b) pursuant to L&A’s license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party. If Proprietary Items are made available to Client under (a) or (b) above, they will be made available in an “AS IS” condition and without express or implied warranties of any kind; those Proprietary Items made available under (b), above, shall be subject only to applicable terms of the applicable license.

4.EXCUSABLE DELAYS

L&A shall use commercially practicable efforts to meet any Promise Dates, provided that any such Promise Date shall be an estimate only. If L&A’s performance of its obligations under this Agreement shall be prevented or delayed by any act or omission of Client or its agents, subcontractors, consultants or employees, L&A shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by Client, in each case, to the extent arising directly or indirectly from such prevention or delay. Further, any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of L&A shall not constitute a breach of this Agreement, provided that L&A has taken reasonable measures to notify Client of the delay in writing. The delayed party’s time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. Conditions beyond a party’s reasonable control include, but are not limited to, natural disasters, epidemics, pandemics, civil unrest, acts of government, power failure, fire, flood, acts of God, labor disputes, riots, acts of war, or terrorism, including disruptions of the internet caused by any of the foregoing.

5.EMPLOYEES

5.1.Selection of Employees. Except as otherwise set forth in an applicable SOW, L&A reserves the right to determine which of its personnel shall be assigned to perform Services, and to replace or reassign such personnel during the term hereof; provided, however, that, with respect to the Services under SOW No. 1, such Services shall be performed primarily by John Sharp and L&A shall not replace John Sharp or materially reduce his involvement without Client’s prior written consent. Any approved replacement shall have comparable public-company finance and SEC reporting experience reasonably acceptable to Client. Subject to the foregoing, L&A will, subject to scheduling and staffing considerations, attempt to honor Client’s request for specific individuals.

5.2.No Joint Employment. Neither party shall be deemed a joint employer of the other’s employees, each party being responsible for any and all claims by its employees and for taxes or other charges imposed by any governmental agency in respect of such employees. Neither party’s employees shall be deemed “leased” employees of the other for any purpose. Neither party shall pay compensation directly to the other party’s employees, including but not limited to securities as compensation, unless agreed to in writing in advance by L&A.

6.WARRANTY; LIMITATION OF LIABILITY

6.1.Warranty. L&A warrants that the Services will be performed in a good and workmanlike manner. L&A shall reperform any work not in compliance with this warranty, provided that L&A is notified in writing of any purportedly defective work within twenty-one (21) days after such work is performed.

6.2.No Other Warranties. THE WARRANTY SET FORTH ABOVE IS L&A’S ONLY WARRANTY CONCERNING THE SERVICES, ANY DELIVERABLES, AND ANY WORK PRODUCT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, OR OTHERWISE.

6.3.Limitation of Liability.

(a)The limit of L&A’s liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Client or to any third party concerning performance or non-performance by L&A, or in any manner related to this Agreement, for any and all claims, shall not in the aggregate exceed the fees and expenses paid by Client to L&A hereunder with respect to the work involved under the applicable SOW; provided, however, that the foregoing limitation and the exclusive-remedy language below shall not apply to breaches of confidentiality, indemnification obligations, fraud, gross negligence, or willful misconduct. Client’s exclusive remedy for any claim arising out of these arrangements shall otherwise be for L&A, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, and failing that, the return of fees paid to L&A for the work related to the breach.

(b)In no event shall either party be liable for consequential, incidental or punitive loss, damage or expenses (including but not limited to business interruption, lost business, or lost savings) even if it has been advised of their possible existence.
(c)The allocations of liability in this Section 6.3 represent the agreed and bargained-for understanding of the parties and L&A’s compensation for the Services reflects such allocations. The parties agree further that they will look only to the assets of the other party in connection with any liabilities hereunder and in no event shall they have any claim against any shareholder, partner or holder of an ownership interest in the other party in connection with this Agreement.

7.INDEMNIFICATION

7.1.Indemnification Generally. Each party shall indemnify, defend and hold harmless the other, its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expenses suffered by the indemnified party resulting from or directly caused by (a) the indemnifying party’s material breach of any representation, warranty, or obligation of the indemnifying party set forth in this Agreement; or (b) the gross negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with the performance of the Services hereunder.

7.2.Client’s Indemnification of L&A. Client shall defend, indemnify and hold harmless L&A and its partners and employees from and against any loss, claim, damage or liabilities (or actions in respect thereof that may be asserted by any third party) to the extent resulting from (i) inaccurate or incomplete information supplied by Client to L&A, (ii) Client’s written instructions or decisions taken contrary to L&A’s written recommendations, or (iii) Client’s use of any Deliverable for a purpose not permitted under this Agreement; in each case except to the extent such claim is covered by L&A’s indemnity obligations under this Agreement. For the avoidance of doubt, Client shall have no obligation to indemnify L&A for claims arising out of or relating to L&A’s provision of the Services, or for any alleged fiduciary duties of L&A or its personnel.

7.3.Notice. The party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the claim or suit. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party’s written consent.

7.4.Insurance. L&A shall maintain, at its own expense during the term of this Agreement, commercially reasonable insurance coverage for a professional services provider performing the Services, including professional liability / errors and omissions insurance, cyber/privacy liability insurance, commercial general liability insurance, workers’ compensation insurance, and employer’s liability insurance, with carriers reasonably rated and on terms customary for such coverage. Upon request, L&A shall provide Client certificates of insurance evidencing such coverage. Each party shall pay all costs and receive all benefits under policies arranged by it. Each party waives rights of subrogation it may otherwise have regarding the other party’s insurance policies, including but not limited to property insurance, business interruption insurance, and other first-party insurance. Upon appointment to a duly authorized officer, fiduciary, principal financial officer, or principal accounting, John Sharp would also be covered by the Client’s D&O insurance.

8.CONFIDENTIALITY

8.1.“Confidential Information” shall mean and include any and all information, in any form (including oral, written, or digital), of the following types: (i) business or financial information, financial statements, projections, business plans, or strategic or marketing plans, market studies, or analyses; (ii) cost and expense information, pricing and discount information, gross or net profit margins, or analyses; and (iii) such other information of L&A or Client that either actually maintains as confidential or proprietary; provided, however, that such information shall be deemed confidential only to the extent that it (x) has not been previously disclosed to the public, (y) is not ascertainable from public or published information or trade sources, or (z) is not subsequently publicly disclosed (other than by a violation of this Agreement). Other than information to which (x), (y), or (z), above, applies, any Information that is marked or otherwise identified as “Confidential Information” at the time of Disclosure shall be presumed to be Confidential Information for the purposes of this Agreement.

8.2.Agreement to Provide Information. In connection with the performance of the Services by L&A, Client agrees to promptly and fully disclose to L&A any information of or regarding the Client, its business, or operations, including Confidential Information, as L&A may reasonably require in the performance of L&A’s Services under this Agreement. L&A shall not be liable for its failure to deliver and Deliverable if such failure is caused by Client’s failure to timely deliver any information requested as set forth in this Section.

8.3.Agreement to Maintain Confidentiality. Each party hereto agrees to retain and maintain in strict confidence, and to require its representatives, agents, employees, officers, directors, shareholders, partners, principals, successors, assignees, members, affiliates, consultants, or professional representatives and advisors to retain in confidence any and all Confidential Information of the other party. Each party hereto agrees that, without the prior express written consent of the disclosing party, the receiving party shall not, either directly or indirectly, individually or in concert with others: (a) disclose any such Confidential Information to any other person; (b) use any such Confidential Information for the benefit of any person other than the disclosing party; or (c) permit any Confidential Information to be disclosed to or used by any person other than the disclosing party.

8.4.Independent Development. Each party acknowledges that the receiving party may currently or in the future be developing information internally, or receiving information from third parties, that is similar to the disclosing party’s Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the receiving party will not develop or have developed for its products, concepts, systems or techniques contemplated by or embodied in the disclosing party’s Confidential Information, provided that, the receiving party does not violate any of its obligations under this Agreement in connection with any such development.

8.5.Continuation of Covenant; Obligations on Termination. Each party expressly agrees and acknowledges that the obligations set forth in this Section 8 shall continue, notwithstanding the expiration of this Agreement, the completion of the Services, and/or any termination of this Agreement by either party, so long as a receiving party, or any representative, agent, employee, officer, director, shareholder, partner, principal, successor, assignee, member, affiliate, consultant, or professional representative or advisor of such receiving party has any knowledge, possession, or control of, or access to, any Confidential Information of the disclosing party. Upon the completion of the Services, or any other termination or expiration of this Agreement, for any reason, the receiving party shall, if required to do so by the disclosing party, promptly return to the disclosing party (without retaining copies, in any medium) any and all Confidential Information of the disclosing party in the possession or control of the receiving party.

Injunctive Relief for Breach. Client and L&A acknowledge that any breach of this Section 8 by a receiving party will irreparably harm the disclosing party. Accordingly, in the event of a breach, the disclosing party is entitled to promptly seek injunctive relief in addition to any other remedies that it may have at law or in equity.

9.TERM AND TERMINATION

9.1.Term. This Agreement commences on the Effective Date and shall continue until full performance by both parties, or until earlier terminated by one party under the terms of this Agreement.

9.2.Termination for Breach. Either party shall have the right to terminate this Agreement if a party has materially breached any obligation herein and such breach remains uncured for a period of seven (7) days after written notice of such breach is sent to the other party. If this Agreement is terminated by Client because of L&A’s default, all amounts owed or accrued for the work performed under this Agreement shall become immediately due and payable to L&A and all rights and licenses granted to Client by L&A under this Agreement shall continue and survive royalty-free and fully paid-up.

9.3.Termination for Convenience. Either party may terminate this Agreement as of the thirtieth (30th) day after delivery of written notice of termination in accordance with Section 11.3, below.

9.4.Insolvency. If either party becomes insolvent, files a bankruptcy petition, becomes the subject of an involuntary bankruptcy petition, makes a general assignment for the benefit of creditors, has a receiver appointed for its assets, or ceases to conduct business, it shall be considered in default of this Agreement.

10.L&A EMPLOYEES AND SUBCONTRACTORS

Client shall not solicit or induce L&A’s employees or subcontractors to terminate their employment or independent contractor relationship with L&A during performance of this Agreement and for a period of one (1) year after termination of this Agreement without L&A’s prior written consent. In the event that Client directly hires an employee or subcontractor of L&A, Client shall pay to L&A a commission equal to thirty percent (30%) of the total compensation paid to such employee or subcontractor in the first year of his or her engagement by Client.

11.MISCELLANEOUS

11.1.Assignment. L&A may delegate its functions to subcontractors when it determines in its sole judgment that such delegation is advisable. This Agreement shall be binding upon the successors and assigns of the parties to this Agreement.

11.2.Entire Agreement. This Agreement, along with the Exhibits or SOWs attached and incorporated in this Agreement, constitutes the final, complete, and exclusive understanding between the parties, and replaces and supersedes all previous oral or written agreements, understandings, or arrangements between the parties with respect to the subject matter of this

Agreement. This Agreement may not be modified or amended except in a writing signed by an authorized officer of each party to this Agreement.

11.3.Notices. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given via electronic mail and addressed as follows:

If to Client, at the e-mail address set forth in the applicable SOW.

If to L&A, at: regan@lohmanassociates.com.

11.4.Publicity. Without the prior written consent of the other party, neither party shall disclose the terms and conditions of this Agreement, except such disclosure may be made as is reasonably necessary to the disclosing party’s bankers, attorneys, investors, potential investors, potential acquirers, or accountants or except as may be required by law.

11.5.Independent Contractor. L&A is, and at all times will be, an independent contractor. Nothing in this Agreement shall be deemed to create an employer-employee, principal-agent, or joint venture relationship. Neither party has the authority to enter into any contracts on behalf of the other party or otherwise act on behalf of the other party.

11.6.Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements made between residents of California for performance entirely within California. The federal and state courts residing in San Diego County, California, shall have jurisdiction over any petition for injunctive relief or appeal from an arbitrator’s award, and the parties hereby consent to the personal jurisdiction of such courts.

11.7.Severability. In case any provision of this Agreement is held to be invalid, unenforceable, or illegal, that provision shall be severed from this Agreement, and such invalidity, unenforceability, or illegality will not affect any other provisions of this Agreement.

11.8.Waiver. The failure of either party to enforce any provisions of this Agreement is not a waiver of the provisions or of the right of that party to subsequently enforce that, or any other, provision of this Agreement.

11.9.Assignment. Except as expressly permitted herein, neither party’s rights under this Agreement may be assigned or duties delegated without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, either party may assign any of its rights or delegate any of its obligations to any affiliate or to any person or entity acquiring all or substantially all of the party’s assets or equity. Any attempted assignment or delegation without such consent shall be void.

11.10.Arbitration. In the event of any dispute between the parties arising out of this Agreement, the dispute shall be resolved by arbitration under the rules of the American

Arbitration Association by an arbitrator agreed upon in writing by the parties. In the event the parties cannot agree upon the choice of an arbitrator, each party shall appoint one individual representative and the two representatives shall, between themselves, choose an arbitrator. This provision shall not be construed to limit the rights of either party to seek injunctive relief as set forth herein.

11.11.Attorney’s Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its attorney’s fees and costs.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date set forth above.

L&A For Lohman & Associates, Inc.	CLIENT For Skye Bioscience, Inc.
By_____________________ Regan Lohman CEO	By_____________________ Punit Dhillon CEO

SCOPE OF WORK NUMBER ONE

FINANCE AND ACCOUNTING CONSULTING SERVICES

1.SERVICES DESCRIPTION AND SPECIFICATIONS

L&A will provide accounting and finance consulting services as requested by Client. Services will be performed by John Sharp at the Sr. Director level. The following describes the scope of engagement:

For clarity, L&A and John Sharp are engaged in an advisory and transition-support capacity only. Until separately approved by Client’s Board of Directors in writing, neither L&A nor John Sharp shall be deemed an officer, director, employee, fiduciary, principal financial officer, or principal accounting officer of Client, and neither shall have authority to sign SEC filings or certifications, management representation letters, contracts, checks, wire transfers, purchase orders, or other instruments on behalf of Client, or otherwise bind Client.

In performing the Services, L&A and John Sharp shall comply with Client policies and procedures provided in writing, including Client’s delegation of authority / approval matrix, purchasing and contracting policies, insider trading and Regulation FD policies, information security requirements, and internal control procedures, and shall not approve or self-approve transactions in violation of Client’s two-touch rule or other internal controls.

Onboarding
a)Obtain access to all financial systems, records, and data repositories;
b)Review existing financial and operational materials, including financial statements, forecasts, material agreements, and Board reporting packages; and
c)Meet with management and the existing accounting provider to align on reporting requirements, growth objectives, and priority initiatives; and
d)Meet with and train with internal company finance team members, as needed.

The following services may be provided on a recurring or ad-hoc basis, as requested by management and at the Client’s discretion. Not all services listed below are required each month and will be performed as mutually agreed based on the Company’s needs:

Recurring and Ad-hoc Services
e)Financial Leadership & Strategy
f)SEC Reporting & Public Company Compliance
a)Oversee and assist Client’s finance team and management with the preparation and review of:
i)Form 10-K, 10-Q, and 8-K filings;
ii)Proxy statement;

b)CFO review and sign-off process for filed financial statements; including any officer certifications, management representation letters, and formal filing sign-offs procedures customary for SEC reporting similar to Client’s duly authorized officers;
c)Ensure compliance with SEC, GAAP, and NASDAQ requirements;
d)Coordinate with external auditors and legal counsel;
e)Support SOX compliance and internal controls;
g)Investor Relations & Capital Markets
a)Support earnings releases, investor presentations, and analyst communications;
b)Prepare management for earnings calls and investor meetings;
h)Operational Finance
a)Oversee and support the accounting function and monthly close process;
b)Monitor cash flow, burn rate, and runway;
i)Risk Management & Governance
a)Interface and participate in meetings with the Audit Committee and Board of Directors, at Client’s request and under management direction;
b)Support enterprise risk management initiatives; and
j)Provide additional services only as separately described and approved in writing by Client and L&A.

All services to be agreed upon by L&A and Client.

2.PAYMENT SCHEDULE

L&A will submit invoices for payment monthly. L&A will bill for services at a flat rate of $25,600 per month for the recurring services outlined above up to 64 hours monthly. Client agrees to provide a $25,600 retainer which will be applied against the final invoice under this SOW. Any services above 64 hours in a month, any out-of-scope services, any travel or lodging expense, any technology or administrative surcharge, and any change to the hourly rates set forth below must be approved in writing in advance by Client’s designated contact before such charges are incurred. As of the date hereof, our hourly fees are:

Level	Standard Rates
Managing Director	$475
Senior Director	$455
Director	$395
Senior Manager	$315
Manager	$265
Senior Associate	$195

Staff Associate	$145
AP Associate	$100

L&A acknowledges that Client may separately compensate John Sharp with stock-based compensation. L&A shall not have any interest in such stock-based compensation, provided that such compensation shall not reduce, offset, or otherwise be used to circumvent or frustrate the fees due to L&A hereunder.

3.CLIENT’S CONTACT INFORMATION

Punit Dhillon (pd@skyebioscience.com)

This SOW is subject to all of the provisions of the Master Services Agreement between Client and L&A, which are incorporated by this reference as if fully set forth herein.

L&A	CLIENT
Lohman & Associates, Inc.	Skye Bioscience, Inc.
Dated: ___________________	Dated:___________________

By: _____________________ Regan Lohman CEO	By: _____________________ Punit Dhillon CEO